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                                                                     EXHIBIT 3.3


                         SECOND AMENDMENT TO THE BYLAWS
                                       OF
                             INTERNET AMERICA, INC.

         The Board of Directors of Internet America, Inc., a Texas corporation (the "Corporation"), adopted the following amendments to the Corporation's Bylaws as of September 13, 1999:

         1. The current Article Three, Section 3.02 of the Corporation's Bylaws shall be amended and restated so that it reads in its entirety as follows:

         "3.02 Number; Election; Term; Qualification. The number of directors which shall constitute the board of directors shall be not less than one. The first board of directors shall consist of the number of directors named in the articles of incorporation. Thereafter, the number of directors which shall constitute the entire board of directors shall be determined by resolution of the board of directors at any meeting thereof, but shall never be less than one. The board of directors of the Corporation shall be divided into three classes which shall be as nearly equal in number as is possible. At the first election of directors to such classified board of directors, each Class I director shall be elected to serve until the next ensuing annual meeting of shareholders, each Class II director shall be elected to serve until the second ensuing annual meeting of shareholders and each Class III director shall be elected to serve until the third ensuing annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the board of directors is initially classified, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. At each annual meeting of shareholders, directors shall be elected to hold office until their successors are elected and qualified or until their earlier resignation, removal from office or death. No director need be a shareholder, a resident of the State of Texas, or a citizen of the United States."

         2. The current Article Three, Section 3.03 of the Corporation's Bylaws shall be amended and restated so that it reads in its entirety as follows:

         "3.03 Changes in Number. In the event of any change in the authorized number of directors, the number of directors in each class shall be adjusted so that thereafter each of the three classes shall be composed, as nearly as may be possible, of one-third of the authorized number of directors; provided that any change in the authorized number of directors shall not increase or shorten the term of any director, and any decrease shall become effective only as and when the term or terms of office of the class or classes of directors affected thereby shall expire, or a vacancy or vacancies in such class or classes shall occur. Any directorship to be filled by reason of an increase in the number of directors may be filled by (i) the shareholders at any annual or special meeting of shareholders called for that purpose or (ii) the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders; provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders. Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the articles of incorporation, any newly created directorship(s) of such class or series to be filled by reason of an increase in the number of such directors may be filled by the affirmative vote of a majority of the


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directors elected by such class or series then in office or by a sole remaining director so elected or by the vote of the holders of the outstanding shares of such class or series, and such directorship(s) shall not in any case be filled by the vote of the remaining directors or by the holders of the outstanding shares of the Corporation as a whole unless otherwise provided in the articles of incorporation."

         Dated as of the 13th day of September, 1999.


                                       INTERNET AMERICA, INC.

                                         /s/ Elizabeth Palmer Daane
                                       -----------------------------------------
                                       Elizabeth Palmer Daane, Secretary